Exhibit 99.3

ENTERPRISE PRICES $2.7 BILLION AGGREGATE PRINCIPAL AMOUNT OF SENIOR

NOTES AND JUNIOR SUBORDINATED NOTES

Houston, Texas (February 1, 2018) — Enterprise Products Partners L.P. (NYSE: EPD) (“Enterprise”) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced public offerings of $2.7 billion aggregate principal amount of notes comprised of (i) $750 million principal amount of senior notes due February 15, 2021 (“Senior Notes TT”), (ii) $1,250 million principal amount of senior notes due February 15, 2048 (“Senior Notes UU”), and (iii) $700 million principal amount of junior subordinated notes due February 15, 2078 (“Junior Subordinated Notes F”).

We expect to use the net proceeds of these offerings for the repayment of debt, including the repayment of amounts outstanding under our commercial paper program and the repurchase or redemption of all of the $682.7 million outstanding aggregate principal amount of EPO’s 7.034% Fixed/Floating Rate Junior Subordinated Notes due 2068, and for general company purposes.

Senior Notes TT will be issued at 99.946% of their principal amount and will have a fixed-rate interest coupon of 2.800%. Senior Notes UU will be issued at 99.865% of their principal amount and will have a fixed-rate interest coupon of 4.250%. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis.

The Junior Subordinated Notes F will be redeemable at EPO’s option, in whole or in part, on one or more occasions, on or after February 15, 2028 at 100% of their principal amount, plus any accrued and unpaid interest thereon, and will bear interest at a fixed rate of 5.375% per year up to, but not including, February 15, 2028. From, and including February 15, 2028, the Junior Subordinated Notes F will bear interest at a floating rate based on a three-month LIBOR rate plus 257 basis points (2.57%), reset quarterly. Enterprise Products Partners L.P. will guarantee the Junior Subordinated Notes F through an unconditional guarantee on an unsecured and subordinated basis.

Settlement of each of the offerings is expected to occur on February 15, 2018.

J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Scotia Capital (USA) Inc. acted as joint book-running managers for each of the offerings. An investor may obtain a free copy of the prospectuses as supplemented for each of the offerings by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, EPO or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting J.P. Morgan Securities LLC at (212) 834-4533, Deutsche Bank Securities Inc. at (800) 503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 or Scotia Capital (USA) Inc. at (800) 372-3930.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described in this press release, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Each of the offerings is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and export and import terminals; crude oil gathering, transportation, storage, export and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems. The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745

Rick Rainey, Media Relations (713) 381-3635

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